Exhibit 99.(h)(vi)

as of April 24, 2007

W.P. Stewart & Co. Growth Fund, Inc.
c/o W.P. Stewart & Co., Inc.
527 Madison Avenue
New York, New York 10022

Attention: Treasurer

RE: Fourth Amendment to Loan Agreement

Ladies and Gentlemen:

Pursuant to a loan agreement dated April 29, 2003 (as amended, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available a $5,000,000 committed unsecured revolving line of credit (the “Committed Line”) to W.P. Stewart & Co. Growth Fund, Inc. (the “Borrower”), a Maryland corporation. Obligations of the Borrower with respect to Loans made pursuant to the Committed Line are evidenced by a promissory note dated April 29, 2003 in the original principal amount of $5,000,000 (the “Note”), executed by the Borrower to the order of the Bank. Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank agree as follows:

1. Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor: “The Committed Line shall expire on April 23, 2008, unless extended in the discretion of the Bank or terminated by the Borrower as provided herein (as may be extended from time to time, the "Expiration Date").

2. The following new Section II(12) is hereby added immediately prior to the last paragraph of the Loan Agreement following existing Section II(11) thereof:

“12. Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.”

W.P. Stewart & Co. Growth Fund, Inc.
As of April 24, 2007

3. Other than as amended hereby, all terms and conditions of the Loan Agreement, Note, and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.

4. The Borrower represents and warrants to the Bank as follows: (a) no Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement, as amended hereby, and the Note (collectively, the “Amended Documents”) (i) are, and will be, within the Borrower's power and authority, (ii) have been authorized by all necessary corporate proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the by-laws, articles of incorporation, certificate or other organizational documents of the Borrower or any law, rule or regulation applicable to the Borrower, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower, and (vi) to the best of the Borrower’s knowledge do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement to be governed by the laws of The Commonwealth of Massachusetts.

6. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank]

W.P. Stewart & Co. Growth Fund, Inc.
As of April 24, 2007

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ Paul J. Koobatian

Paul J. Koobatian, Vice President

Acknowledged and Accepted

W.P. STEWART & CO. GROWTH FUND, INC.

By:	/s/ Susan G. Leber

Name: Susan G. Leber Title: Treasurer and Principal Financial Officer
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